SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2009

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500, West Palm Beach, Florida 33401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 515-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

In light of recent industry developments, FTI Consulting, Inc. (“FTI” or the “Company”) has conducted a re-examination of its accounting for earn-out payments and has concluded that no material corrections are required. As a result of this re-examination, the Company has determined that it will correct an immaterial error in its previously issued 2006, 2007 and 2008 financial statements by making adjustments to prior comparative period financial information beginning with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2009, following completion of its tax analysis, as discussed below. The immaterial correction has no effect on 2009 results of operations, on cash or liquidity for any prior comparative period, or on the Company’s earnings guidance issued on August 4, 2009.

The immaterial error occurred as a result of disbursements that were made from an Employee Benefit Trust (the “EBT”) that FD International (Holdings) Limited (“FD”) established in 2004 and funded by contributing FD shares to the EBT. FTI acquired FD in 2006. In the acquisition, FTI paid the EBT its proportionate share of purchase consideration, including its proportionate share of earn-out consideration, consistent with the EBT’s 1.7% stock ownership interest in FD. By its terms, the EBT’s trust agreement designated present and future employees of FD as possible beneficiaries of the EBT and allowed the trustee of the EBT to make distributions to such beneficiaries whether or not they held any shares of FD prior to or at the time of the disbursements. In addition, FTI determined that the EBT was used to distribute contingent payments related to three other small FD Group acquisitions. In re-examining its earn-out accounting, FTI determined that the EBT made disbursements to EBT beneficiaries that were not in the same proportion as the beneficiaries’ ownership of FD shares and/or to beneficiaries who did not own any FD shares. In considering the impact of these distributions by the EBT on FTI’s accounting for payments of acquisition consideration made to the EBT, FTI, after consultation with its independent registered public accountants, concluded that it would be appropriate to make an immaterial correction to its 2006, 2007 and 2008 financial statements to record the amount of the payments of acquisition consideration from the EBT as compensation, rather than as purchase consideration. FTI will reflect appropriate adjustments to its prior period comparative financial information beginning with its third quarter 10-Q filing.

Background

In October 2006, FTI acquired FD, a private company incorporated in England and Wales that had been owned by a private equity firm and certain individuals, most of whom were employees of FD. As is common for private companies in the UK, particularly those with private equity ownership, FD had established the EBT by contributing FD stock to the EBT. This was done by FD in 2004, and at the time of FTI’s acquisition of FD, the EBT owned 1.7% of the stock of FD. When it acquired FD, FTI acquired the FD stock owned by the EBT on the same terms and conditions as it acquired FD stock from the other FD stockholders, in order to obtain 100% ownership of FD.

This type of trust is commonly used by privately held UK companies as a vehicle for administering restricted stock and other equity incentive programs for employees. The trust is often used by private UK companies because they are prohibited by law from holding their own shares in treasury and thus cannot readily administer equity-based employee incentive programs without the use of a vehicle like the EBT.

Description of Immaterial Correction

The Company has determined that the maximum cumulative impact of the immaterial error, on a pretax basis, is approximately $8 million, which is spread across 2006, 2007 and 2008 and will result in an increase to compensation expense and a decrease to goodwill. The Company is still evaluating whether this immaterial error will reduce the Company’s income tax expense during these periods, and any such reduction will lower the impact of the immaterial error on the Company’s reported net income during these prior periods.

The Company, after consultation with its independent registered public accountants, has concluded that the adjustments are not material to FTI’s reported financial results for any prior period. Accordingly, in accordance with Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” FTI will reflect the adjustments as an immaterial revision to previously issued financial statements and include the adjustments in future presentations of prior comparative period financial information, beginning with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2009. No restatement of any of FTI’s historical financial statements will be required.

The Company today filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which discloses financial results consistent with those announced by the Company on August 4, 2009

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking” information that involve uncertainties and risks. There can be no assurance that actual results will not differ from the information presented herein and the Company’s expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from this information. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the Company’s filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: August 10, 2009	By:	/S/ ERIC B. MILLER
Eric B. Miller Executive Vice President and General Counsel